Exhibit 99.1

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES

COMPLETION OF DEBT REFINANCING

Schaumburg, IL. – July 22, 2016 — Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced, that on July 18, 2016, it refinanced its debt structure by retiring its senior secured notes and entering into new asset based revolving credit (the “ABL Facility”) and long term debt (the “Term Loan B Credit Agreement”) agreements.

“Successfully refinancing our debt will significantly improve our cash flow while providing greater financial flexibility to further strengthen our competitive position and to create future value for shareholders,” said John Wasz, GBC’s President and Chief Executive Officer. “This debt refinancing represents a significant milestone in rightsizing our capital structure and strengthens the foundation from which to grow our Company both organically and through acquisitions.”

We entered into a $320 million Term Loan B Credit Agreement expiring July 18, 2023. While subject to a net leverage pricing grid, the initial interest rate in this facility is 5.25% as it is based on 425 basis points over LIBOR, which is subject to a 1% floor. This facility is prepayable and is subject to a total net debt leverage ratio test of less than 4.0 (tested quarterly), an excess cash flow sweep which steps down based on the total net debt leverage ratio, and a 1% annual principal amortization.

We used the proceeds from the Term Loan B Credit facility, along with approximately $11.8 million of our own cash, to retire our $305.3 million senior secured notes facility, which bore interest at a rate of 9.5%, and for ongoing working capital and other general corporate needs. Based on current market conditions and interest rate environment, this refinancing represents a 425 basis point reduction in our borrowing rate, which equates to an approximate $12 million reduction in interest annually.

In a related transaction, we also replaced our existing asset based revolving credit facility by entering into a new ABL Facility that matures on July 19, 2021. This facility allows for borrowings up to the lesser of $200 million or the borrowing base. Along with a $200 million accordion feature, this facility bears interest at LIBOR plus 1.25% to 1.75%, depending on availability. At closing, no borrowings under the ABL Facility were outstanding.

We expect to record a loss on extinguishment of debt charge in the third quarter of 2016 of approximately $20 million related to these refinancings.

Additional details of the credit facility are outlined in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2016.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc., through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; disruptions arising from inclement weather; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the

Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACT:	Christopher Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035

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